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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     /X/ Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         TOREADOR ROYALTY CORPORATION
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         $125.00
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     (2) Form, Schedule or Registration Statement No.:

         Schedule 14A
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     (3) Filing Party:

         Toreador Royalty Corporation
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     (4) Date Filed:

         April 21, 1995
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May 15, 1995



Dear Fellow Stockholders:

We are gratified at the support for your current Board of Directors and against the proposal to take over your Company by the so-called Committee to Maximize Shareholder Value. Stockholders and industry observers have responded with strong affirmations of your Board's approach to managing Toreador in a manner designed to maximize long-term stockholder value.

                   TOREADOR'S PLAN IS TO BUILD OIL AND GAS
                   RESERVES...  AND THE PLAN IS WORKING!!!

We believe that creating the highest return for Toreador's stockholders will come from a thorough exploration of the company's primary asset-- its 870,000 acres of mineral rights. Since 1988, when the Company adopted a more aggressive business plan:

#        Oil and gas reserves are up 600%.
#        Oil and gas revenues are up 635%.
#        Exploration is up in terms of wells drilled and seismic projects.
# Oil analysts comment favorably on the company's progress as well as its management and directors.

Under current management, Toreador is better positioned for the future than it ever has been. Despite difficult industry conditions, we have increased our reserves and have been successful in attracting companies to explore on our acreage.

                 WHY THE DANE FALB COMMITTEE'S PLAN IS FLAWED!

The Committee states that it wants to reduce general and administrative expenses. Most of those expenses relate to geologic, geophysical and engineering studies on the company's mineral acreage as well as marketing efforts to attract exploration companies to drill on our acreage. To save a few cents a share each year is penny wise and pound foolish, and could delay exploration of the acreage and result in lost opportunities for the stockholder.

The Committee also states that it will start a share repurchase program. Share repurchase plans are normally initiated by large corporations with cash flows well in excess of their capital expenditure needs. A share repurchase program by Toreador would signal that it had run out of good opportunities for investment, and would divert cash flow from the evaluation of our acreage, negatively impacting stockholder value.

The Committee also comments about the low stock price. We agree with the financial community that the stock is undervalued. Unfortunately, small capitalization energy companies in general have under-performed the market, in part because of flat to declining oil and gas prices. We would note that Toreador's stock price increased over 70% in 1993, and was flat in 1994, a year
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when many small capitalization oil and gas stocks registered share price declines as natural gas prices fell.

                           LET'S RECAP THE SITUATION!

# The Committee's lack of experience in the oil and gas industry is apparent in its proposal to reduce exploration expenses and to launch a buyback with capital that is needed for exploration.

# Your current board and management have extensive experience in the energy industry, and know how to extract the best value out of exploration investments. The committee lists no oil and gas experience.

# Toreador's direction and its management have been affirmed repeatedly by knowledgeable industry analysts and investors.

# Toreador's stock will reflect the true value of the company when the oil and gas reserves under its land are known and developed. Until then, the company's capital should be focused as efficiently as possible on generating drilling on its acreage.

We thank you for your continued support of your current board and management, and ask that you SIGN, DATE AND MAIL THE WHITE PROXY CARD. Please ignore the BLUE PROXY CARD.


Sincerely,




Peter R. Vig
Chairman and President



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                             EXTREMELY IMPORTANT


      PLEASE VOTE FOR MANAGEMENT'S NOMINEES BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD TODAY IN THE POSTAGE PAID ENVELOPE PROVIDED, BECAUSE ONLY THE LATEST DATED PROXY WILL COUNT.

      We urge you NOT TO RETURN ANY BLUE PROXY CARDS sent to you by the so-called "Committee to Maximize Shareholder Value." If you accidentally vote on a later dated BLUE PROXY CARD, please sign and date a new WHITE PROXY CARD or call us for assistance. If your shares are held with a brokerage firm, your broker cannot vote your shares unless he receives your specific instructions.

      If you have any questions about how to vote your shares, please call our proxy solicitor at:

                   CORPORATE INVESTOR COMMUNICATIONS, INC.
                              111 COMMERCE ROAD
                             CARLSTADT, NJ O7072
                                (800) 346-7885

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